Exhibit 6.10

SECURED LOAN AGREEMENT

THIS SECURED LOAN AGREEMENT (hereinafter referred to as "Agreement") is made and entered into on this 30th day of December 2020, by and between GoooGreen, Inc., a Nevada Corporation with offices at 3160 NW 1st Ave Pompano Beach, FL 33064 (the “Debtor”), on the one hand, and Clickstream Corporation, a Nevada Corporation with offices at 1801 Century Park East Suite 1201 Los Angeles, CA 90067 (“Creditor”), on the other hand.

RECITALS

A. WHEREAS, Debtor is located in Florida, and Creditor is located in California

B. WHEREAS, Debtor desires to borrow working capital, and

C. WHEREAS, Creditor desires to loan working capital to Debtor,

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto hereby agree as follows:

1. Loan. Creditor hereby lends to Debtor, receipt of which is hereby acknowledged, the sum of $115,000 which shall have an interest rate of 10% per annum and shall be fully paid on or before December 30th, 2021.

2. Loan Documents.

a) Debtor hereby agrees to execute, by and through its authorized representatives, and to deliver to Creditor, a Secured Promissory Note.

b) As an inducement to making this loan Debtor shall transfer to Creditor Five Hundred Thousand (500,000) shares of Debtor’s common stock upon execution of this Agreement.

3. Grant of Lien. Debtor hereby grants to Creditor a continuing lien against all assets now owned or after acquired by Debtor including but not limited to Debtors shares of VegasWinners, Inc. common stock to secure the payment and performance of each and every obligation, liability and undertaking of Debtor under this Secured Loan Agreement and Debtor hereby represents and warrants to Creditor that Debtor has all requisite power and authority to execute and deliver this Agreement and to grant to Creditor a lien in all assets now or in the future thereof.

4. No Other Security Interests/Liens. No financing statement or lien covering the assets has been given or filed by Debtor with any filing officer, and the said assets are or will be free from any adverse liens, security interests, claims or encumbrances of any kind.

5. Taxes and Assessments. All taxes, assessments and other governmental charges including State sales tax, county property tax, and license and registration fees upon the assets will, to the best of Debtor’s knowledge, have been paid and shall continue to be paid as they become due and payable.

6. Substitution of Collateral. There shall be no substitution of Collateral without the express written consent of the Creditor.

7. Evidence of Title. Debtor shall, within ten (10) days after the receipt thereof, deliver to Creditor copies of any and all title and/or registration documents relating to any of the assets covered by this Agreement showing Secured Party as the sole lien holder. Debtor shall not further mortgage, pledge, grant or permit to exist any lien against or security interest in, or encumbrance on, any of the assets without the prior written consent of Secured Party.

8. Insurance. Debtor shall maintain at Debtor’s or expense, proper insurance coverage on the assets covered by this Agreement upon terms and with limits of standard coverage of the assets.

9. Licenses and Permits. Debtor shall keep in effect all licenses, permits and franchises required by law or contract relating to the assets and shall pay, when due, all fees and other charges pertaining thereto.

10. Default Provision. In case of default by Debtor in the payment of any payment to Creditor and in the case of a failure to keep and perform any of the covenants and agreements contained in this Secured Loan Agreement, this Secured Loan Agreement shall at once become null and void at the option of the Secured Party and the Agreement shall become due and payable and may be collected without notice, together with the accrued interest at the maximum permitted by law per annum, anything in this agreement to the contrary notwithstanding

11. Miscellaneous.

(a) Entire Agreement. This Agreement, together with all of the documents/instruments listed herein constitutes the entire agreement between the parties. There are no terms, obligations, covenants, representatives, statements, or conditions between the parties, other than those contained herein. No variations or modifications of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless in writing and signed by both parties.

(b) Grace Period. In the event of a non-monetary default, Debtor shall have ten (10) days after receipt of written notice thereof from Secured Party in which to cure such default.

(c) Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally and may only be modified or amended by an instrument in writing, signed by Creditor and Debtor.

(d) Binding Effect. This Agreement shall be binding upon Debtor and Debtor’s successors and assigns. This Agreement shall inure to the benefit of Creditor, and Creditor’s successors and assigns.

(e) Notices. Except as otherwise provided herein, all notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered or, if mailed, then when mailed, if mailed by registered or certified mail, postage prepaid, addressed as follows:

If to Secured Party, to:

Clickstream Corporation

1801 Century Park East

Suite 1201

Los Angeles, CA 90067

If to Debtor, to:

GoooGreen, Inc.

3160 NW 1st Ave

Pompano Beach, FL 33064

Such addresses may be changed by notice to the other parties given in the same manner as above provided. Any notice given hereunder shall be deemed given as of the date delivered or mailed.

(f) Severability. If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Agreement.

(g) Governing Law. This Agreement and all matters relating hereto shall be governed by, construed and interpreted in accordance with the laws of the State of Nevada.

(h) Termination. This Agreement shall terminate upon the full and complete performance and satisfaction by Debtor of all of its obligations to Creditor under this Agreement or any other instrument referred to herein requiring performance by Debtor.

IN WITNESS WHEREOF, Debtor and Creditor have executed this Secured Loan Agreement effective as of the date first above written.

DEBTOR:

GoooGreen, Inc.

By:
Thomas Terwilliger, CFO

CREDITOR:

Clickstream Corporation

By:
Frank Magliochetti, CEO

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